Calculation of Filing Fee Tables
S-8
MOLSON COORS BEVERAGE CO
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class B Common Stock, par value $0.01 per share	457(a)	5,000,000	$ 48.65	$ 243,250,000.00	0.0001531	$ 37,241.58
Total Offering Amounts:						$ 243,250,000.00		$ 37,241.58
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 37,241.58
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional and indeterminate number of shares of the Registrant's Class B common stock as may become issuable under the Molson Coors Beverage Company Incentive Compensation Plan (the "Plan") upon any future stock splits, stock dividends or similar transaction with respect to the shares being registered hereunder. The shares being registered consist of 5,000,000 shares available under the Plan pursuant to an increase under the Plan that became effective on May 14, 2025. Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The price of $48.65 per share represents the average of the high and low prices of the Registrant's Class B common stock as reported by the New York Stock Exchange on July 31, 2025.